Exhibit 10.1

HAWAIIAN TELCOM HOLDCO, INC.

EXECUTIVE SEVERANCE PLAN

(amended and restated effective November 1, 2016)

INTRODUCTION

The purpose of the Hawaiian Telcom Holdco, Inc. Executive Severance Plan (the “Plan”) is to retain key employees and to encourage such employees to use their best business judgment in managing the affairs of Hawaiian Telcom Holdco, Inc. and its subsidiaries and affiliates (the “Company”). Therefore, Hawaiian Telcom Holdco, Inc. is willing to provide the severance benefits described below to protect these employees in the event of an involuntary termination. It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will retain key employees.

Article 1

Definitions and Exclusions

Whenever used in this Plan, the following words and phrases shall have the meanings set forth below. When the defined meaning is intended, the term is capitalized:

1.1.“Base Salary” means the total amount of base salary payable to a participant at the salary rate in effect immediately prior to the participant’s Separation from Service with the Company. Base Salary does not include bonuses, reimbursed expenses, credits or benefits under any plan of deferred compensation, to which the Company contributes, or any additional cash compensation or compensation payable in a form other than cash.

1.2.“Board of Directors” shall mean the Board of Directors of Hawaiian Telcom Holdco, Inc.

1.3.“Cause” to terminate a participant’s employment shall include any of the following facts or circumstances:

(a)the participant’s failure to follow a legal order of the Board of Directors, other than any such failure resulting from the participant’s Disability, and such failure is not remedied within 30 days after receipt of written notice;

(b)the participant’s gross or willful misconduct in the performance of duties that causes or is reasonably likely to cause damage to the Company;

(c)the participant’s conviction of felony or crime involving material dishonesty or moral turpitude;

(d)the participant’s fraud or, other than with respect to a de minimis amount, personal dishonesty involving the Company’s assets; or

(e)the participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the participant’s duties and responsibilities to the Company.

Prior to a termination pursuant to subsection 1.3(c) above, the Company shall conduct a reasonable investigation to determine, based on the information reasonably available to the Company, whether Cause for termination exists.

1.4.“Change of Control Agreement” means a Change of Control Agreement entered into by and between the Company and a participant.

1.5.“Compensation Committee” means the Compensation Committee of the Board of Directors.

1.6.“Deadline Date” means the later of the later of the 30th day after the participant’s Separation from Service or the maximum time that the participant has to consider and not revoke the General Release under applicable law.

1.7.“Disability” shall mean the absence of a participant from the participant’s duties to the Company on a full-time basis for a total of 6 months during any 12-month period as a result of incapacity due to mental or physical illness, which determination is made by a physician selected by the Company and acceptable to the participant or the participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably). Notwithstanding the foregoing, a Disability shall not be “incurred” hereunder until, at the earliest, the last day of the 6th month of such absence and in no event shall the participant be determined to be Disabled unless such physician determines that such illness can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.8.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9.“General Release” means an agreement that includes a full and complete general waiver and release of all claims that a participant may have against the Company or persons affiliated with the Company, as well as provisions relating to confidentiality and non-disparagement, in the form provided by the Company.

1.10.“Good Reason” means a participant’s resignation due to the occurrence of any of the following conditions which occurs without the participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:

(a)a material diminution in the authority, duties or responsibilities of the participant or the supervisor to whom the participant is required to report;

(b)the Company’s material breach of this Plan or the participant’s employment offer letter or employment agreement (including, without limitation, the Company’s material failure to provide payments or benefits required under this Plan or the participant’s employment offer letter or employment agreement); or

(c)the relocation of the participant’s principal office, without his or her consent, to a location that is in excess of 100 miles from Honolulu, Hawaii.

In order for a participant to resign for Good Reason, the participant must provide written notice to Hawaiian Telcom Holdco, Inc. of the existence of the Good Reason condition within 90 days of the initial existence of such Good Reason condition. Upon receipt of such notice, Hawaiian Telcom Holdco, Inc. will have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30 day period, the participant may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of Hawaiian Telcom Holdco, Inc.’s 30-day cure period.

1.11.“Involuntary Separation from Service” shall have the meaning set forth in Treasury Regulation 1.409A-1(n).

1.12.“Separation from Service” shall have the meaning set forth in Treasury Regulation 1.409A-1(h).

1.13.“Severance Period” shall mean a period of 24 months for the Company’s CEO and 12 months for all other participants.

1.14.“Target Bonus” shall mean the amount of the award for a given year at target level of performance under any applicable performance or incentive bonus arrangement in effect at the time of a Separation from Service (including, without limitation, the Company’s Performance Compensation Plan) that a participant would have received had he or she continued to be employed by the Company until the date such awards were paid, assuming all performance was achieved at target level.

Article 2

Eligibility for Benefits

2.1.Eligibility. The Company’s executives at the Senior Vice President and higher level, hired by the Company after December 7, 2012, are eligible for Plan benefits. Exceptions (additions or deletions) to the eligibility requirements can be made only by Hawaiian Telcom Holdco, Inc.’s Chief Executive Officer (“CEO”), with the approval of the Compensation Committee.  Any additional participants added to the Plan by the CEO pursuant to the foregoing provision shall be referred to herein as “Additional Participants” and all rules applicable to all participants under the Plan shall apply to all Additional Participants, except as set forth herein.

2.2.Benefits.  If a participant experiences a Separation from Service as a result of an Involuntary Separation from Service by the Company without Cause or as a result of the participant’s resignation for Good Reason, the Company shall pay to the participant the severance benefits described in Section 3.2, provided that the CEO, with the approval of the Compensation Committee, may establish greater or lesser benefits to be paid to any Additional Participant or Additional Participants upon the same or different events than those set forth herein for other participants, which benefits shall be set forth in an Addendum to this Plan (for purposes of clarity, all Additional Participants need not receive the same type and/or amount of benefits under the Plan, upon the same event or events).  Notwithstanding anything stated herein or in any other plan, program, arrangement or agreement otherwise and except as provided by a Change of Control Agreement, a participant receiving benefits under this Plan shall not be eligible for severance benefits under any other severance plan, policy or arrangement sponsored by the Company or any other written agreement by and between the Company and the participant, including without limitation, any employment offer letter or employment agreement, whether entered into before or after this Plan is adopted by the Company.  If severance or other benefits would be provided under both this Plan and a Change of Control Agreement, the participant shall receive the severance and other benefits provided by the Change of Control Agreement and not this Plan.

2.3.Pre-Conditions to Benefits.  Any other provision of this Plan notwithstanding, no participant shall receive the severance benefits described in Section 3.2 unless and until (i) the participant has timely executed the General Release and such agreement becomes effective no later than the Deadline Date, and (iii) the participant has returned all Company property within 10 days of the participant’s Separation from Service.

2.4.Notice of Termination.  Any termination of a participant’s employment by the Company or by the participant (other than termination that occurs as a result of the participant’s death) shall be communicated by a written notice to the other party indicating the specific basis for the termination, referencing the applicable provisions of this Plan, and specifying a termination date.  Any notice of termination submitted by a participant shall specify a termination date that is at least 30 days following the date of such notice; provided, however, the Company may, in its sole discretion, change the termination date to any date following the Company’s receipt of the notice of termination. Any notice of termination submitted by the Company may provide for any termination date (e.g., the date the participant receives the notice of termination, or any date thereafter specified by the Company in its sole discretion). The failure by a participant or the Company to set forth in the notice of termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the participant or the Company or preclude the participant or the Company from asserting such fact or circumstance in enforcing the participant’s or the Company’s rights.

2.5.Plan Administration. The Compensation Committee, or such other committee as may be appointed by the Board of Directors from time to time, shall administer this Plan (the “Plan Administrator”). The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

Article 3

Severance Benefits

3.1.Termination for Cause or Resignation without Good Reason.  If a participant’s employment is terminated by the Company for Cause, or by participant without Good Reason, the participant shall not be entitled to any severance payments or benefits.

3.2.Termination without Cause or Resignation for Good Reason.  If a participant experiences an Involuntary Separation from Service by the Company without Cause or as a result of the participant’s resignation for Good Reason, the participant will receive the following severance payments and benefits from the Company:

(a)Severance Pay.  The Company will pay an amount equal to (i) for the CEO, the sum of the CEO’s Base Salary and Target Bonus, multiplied by 2, and (ii) for participants other than the CEO, the sum of the participant’s Base Salary plus Target Bonus, in each case, paid in a single, lump sum payment on the first regularly scheduled payroll date that occurs on or after the Deadline Date.  Notwithstanding the foregoing, with respect to any participant who was a participant in this Plan as of October 31, 2016, the portion of the foregoing severance benefit that is equal to (1) for the CEO, 150% of the CEO’s Base Salary, and (2) for participants other than the CEO, the participant’s Base Salary, shall not be paid at the time and in the manner set forth in the foregoing provision and shall instead be paid as follows: in separate and distinct equal installment payments in accordance with Company’s standard payroll procedures at the time of the participant’s Separation from Service for the period beginning on the date of such Separation from Service and ending on the earliest to occur of (A)(I) for the CEO, the 18 month anniversary of the date of the CEO’s Separation from Service, and (II) for participants other than the CEO, the 12 month anniversary of the date of the participant’s Separation from Service, (B)  the first date the participant violates any restrictive covenant that may be described in his or her employment offer letter or employment agreement, including, without limitation, any non-competition, non-solicitation, non-disparagement or confidentiality covenant, (C) the 5th day following the date of the participant’s termination in the event the Company has not received by that date a General Release executed by the participant and the participant’s voluntary waiver of any review period, or (D) the first date of the participant’s revocation of the General Release.

(b)Health Insurance.  The Company will pay for continued coverage for the length of the Severance Period for the participant and any dependents under the Company group health plan in which the participant and any dependents were entitled to participate immediately prior to the Separation from Service, excluding Exec-U-Care or similar supplemental coverage policies for senior executives. If the foregoing coverage is not available, and if the participant elects to continue his or her health insurance coverage (excluding Exec-U-Care or similar supplemental coverage policies for senior executives) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay 100% of the participant’s monthly premiums due for such COBRA coverage from the first date on which the participant loses health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) through the date the Company has paid for COBRA premiums for a length of time equal to the Severance Period or, if earlier, the expiration of the participant’s coverage under COBRA or the date when the participant receives substantially equivalent health insurance coverage in connection with new employment or self-employment.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, at any time, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or having the benefit be subject to tax, the Company will, in lieu thereof, pay participant an amount equal to total benefit intended to be provided pursuant to this subsection (i.e., the total premium payment due for the Severance Period), which payment will be taxable, subject to all applicable tax withholdings and other required deductions, and will paid in a single, lump sum payment on the first regularly scheduled payroll date that occurs on or after the Deadline Date.

(c)Performance Compensation Plan Award Severance.  The Company will pay the participant a pro-rated amount of his or her annual award under the Company’s Performance Compensation Plan for the year of termination, with such prorated amount equal to the award the participant would have received had he or she continued to be employed by the Company until the date such awards are paid multiplied by a fraction, the numerator of which is the total number of days the participant was employed by the Company during the calendar year and the denominator of which is 365, based on actual performance in relation to the performance targets set forth in the Performance Compensation Plan, which amount shall be determined in good faith by the Compensation Committee and paid in a single, lump sum payment in the calendar year following the calendar year in which the participant’s Separation from Service occurs and by no later than the 15th day of the 3rd month following the end of the calendar year in which the Separation from Service occurs or, if later, the 15th day of the 3rd month following the end of the Company’s tax year in which the Separation from Service occurs.

3.3.Limitation on Benefits.  Notwithstanding anything stated herein to the contrary, in no event shall any participant, or any Additional Participant, receive severance benefits under the Plan that exceed, in the aggregate, the equivalent of twice the participant’s or Additional Participant’s annual compensation paid or provided during the year immediately preceding the year in which the Separation from Service occurs, and the payment or provision of all severance benefits under the Plan shall be completed within 24 months of the Separation from Service (any severance benefits remaining unpaid or outstanding as of such time shall be paid or provided at the end of the 24th month following the Separation from Service).  For purposes of this subsection, “annual compensation” shall mean the total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the participant’s service during the year, or which would have been so paid at the participant’s usual rate of compensation if the participant had worked a full year.

3.4.Code Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Plan is hereby designated as a separate payment.  The parties intend that all payments made or to be made under this Plan comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Specifically, any severance payments made in connection with the participant’s Separation from Service under this Plan and paid on or before the 15th day of the 3rd month following the end of the participant’s first tax year in which the participant’s Separation from Service occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which the participant’s Separation from Service occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance provided in connection with the participant’s Separation from Service under this Plan shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of the participant’s 2nd taxable year following the taxable year in which the participant’s Separation from Service occurs).  Notwithstanding the foregoing, if any of the payments provided in connection with the participant’s Separation from Service do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and the participant is, at the time of the participant’s Separation from Service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after the participant’s Separation from Service and, on such date (or, if earlier, the date of the participant’s death), the participant will receive all payments that would have been paid during such period in a single lump sum.  Any lump sum payment of delayed payments pursuant to the preceding sentence shall be paid with interest to reflect the period of delay, with such interest to accrue at the prime rate in effect at Citibank, N.A. at the time of the participant’s Separation from Service. Any remaining payments due under the Plan shall be paid as otherwise provided herein. The determination of whether the participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Separation from Service shall made by the Company in accordance with the terms of Section 409A.

Article 4

Employment Status

4.1.Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Company and any participant. Nothing contained herein shall give any participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the participant at any time, nor shall it give the Company the right to require the participant to remain in its employ or to interfere with the participant’s right to terminate employment at any time.

4.2.Status during Benefit Period. Commencing upon the date of the participant’s Separation from Service, the participant shall cease to be an employee of the Company for any purpose. The payment of severance benefits under this Plan shall be payments to a former employee.

Article 5

Claims and Review Procedures

5.1.Claims Procedure. Severance benefits will be provided to each participant in the amount determined hereunder by Hawaiian Telcom Holdco, Inc.  If a participant believes he or she has not been provided with the severance pay benefits to which he or she is entitled under this Plan, then the participant may file a request for review within 90 days after the date he or she should have received such benefits according to the Plan.  The request for review must be submitted to the Plan Administrator.  The Plan Administrator will respond to the request for review within 90 days after it is received, setting forth the reasons for its determination in writing.  If the participant’s request for review is denied, the participant or the participant’s duly authorized representative may, within 60 days after receiving written notice of such denial, file a written appeal with the Plan Administrator setting forth the reasons for disagreeing with the initial determination including any documents or records which support the participant’s appeal.  The Plan Administrator shall respond to this appeal within 60 days after it is received, setting forth the reasons for its determination in writing.  The participant may review pertinent Plan documents and his or her employment records, and as part of the written request for review may submit issues and comments concerning the claim.

5.2.Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.

5.3.Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.

Article 6

Information Required by ERISA

6.1.Plan Information.  The Plan is administered by Hawaiian Telcom Holdco, Inc.  The Plan sponsor’s and Plan Administrator’s name, address, telephone number, employer identification number and Plan number are as follows:

Plan Name:Hawaiian Telcom Holdco, Inc. Executive Severance Plan

Plan Sponsor/Hawaiian Telcom Holdco, Inc.

Administrator:c/o Compensation Committee

1177 Bishop Street

Honolulu, Hawaii 96813

Telephone No.:(808) 546-4511

Employer I.D. No.:16-1710376

Plan No.:507

Plan Year:January 1 through December 31

Effective Date:December 17, 2012

6.2.Type of Plan. This is an unfunded welfare benefit severance plan.  The Company provides benefits from its general assets.

6.3.Agent for Service of Legal Process. The name and address of the person designated as agent for service of legal process is the same as the name and address of the Plan Administrator.

6.4.Statement of ERISA Rights.  Participants in this Plan are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

(a)Examine, without charge, at the Plan Administrator's office, all Plan documents, including the Plan instrument (which is this document) and copies of all documents filed by the Plan Administrator with the Department of Labor.

(b)Copies of all Plan documents and other Plan information may also be obtained upon written request to the Plan Administrator; provided, however, that a reasonable charge may be made for copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan.  The people who operate the Plan have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  However, employees and agents of the Company carrying out their responsibilities with respect to the Plan are acting as representatives of the Company and not as fiduciaries in their own right.  No one, including a participant’s employer or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent a participant from obtaining benefits or exercising the participant’s rights under ERISA.  If a participant’s claim for benefits is denied in whole or in part, the participant must receive a written explanation of the reason for this denial.  A participant has the right to have the Plan Administrator review and reconsider the participant’s claim, as described elsewhere in this document.

Under ERISA, there are several steps a participant can take to enforce the above rights.  For instance, if a participant requests certain materials required to be furnished by the Plan and the participant does not receive them within 30 days, a participant may file suit in federal court.  In such a case, the court may require that the participant be provided with the materials and may fine the Company up to $100 a day until the participant receives them, unless the materials were not sent because of reasons beyond the Plan Administrator's control.  If a participant has a claim for benefits which is denied or ignored in whole or in part, the participant may file suit in a state or federal court.  If a participant is discriminated against for asserting the participant’s rights, the participant may seek assistance from the United States Department of Labor or the participant may file suit in federal court.  The court will decide who should pay the court costs and legal fees.  If a participant is successful, the court may order the person the participant has sued to pay these costs and fees.  If a participant loses, the court may order the participant to pay these costs and fees if, for example, it finds the participant’s claim is frivolous.

If any participant has any questions about this Plan, the participant should contact the Plan Administrator.  If any participant has any questions about this statement or about the participant’s rights under ERISA, the participant should contact the nearest office of the Labor-Management Services Administration, United States Department of Labor.

6.5.Plan Administration and Interpretations.  Hawaiian Telcom Holdco, Inc. is the named fiduciary, which has the authority to control and manage the operation and administration of the Plan.  Hawaiian Telcom Holdco, Inc. shall make such rules, regulations and computations and shall take such other actions to administer the Plan as it may deem appropriate.  Hawaiian Telcom Holdco, Inc. shall have sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for benefits and the amount of any such benefits pursuant to the terms of the Plan.  In administering the Plan, Hawaiian Telcom Holdco, Inc. shall act in a nondiscriminatory manner to the extent legally required and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) and other applicable sections of ERISA.

Article 7

Amendment and Termination

It is intended that the Plan shall continue from year to year, subject to an annual review by the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall be made that would materially and adversely affect the rights of any participant without his or her consent.

Article 8

Miscellaneous

8.1.Benefits Non-Assignable. No right or interest of a participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency.

8.2.Assumption of Plan.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a change of control or otherwise, to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent the Company would be required to perform under this Plan and this Plan shall be binding upon any such successor.  For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Plan or any affiliate of any such successor that employs any participant.

8.3.Taxes, Withholding and Required Deductions.  All forms of compensation referred to in this Plan are subject to all applicable taxes, withholding, and any other deductions required by applicable law.

8.4.Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.

8.5.Severability. If any provision of this Plan becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Plan shall continue in full force and effect.  If any provision of this Plan is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All the other terms and provisions of this Plan shall continue in full force and effect without impairment or limitation.

8.6.Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the participants and their heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, Hawaiian Telcom Holdco, Inc. has caused this amended and restated Plan to be executed by its duly authorized officer effective as of the 1st day of November, 2016.

HAWAIIAN TELCOM HOLDCO, INC.

By: /Scott Barber/

Scott Barber

Its President and Chief Executive Officer